UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2022

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54554	45-1226465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

701 Wild Rose Lane
Elk City, Idaho 83525
(Address of Principal Executive Offices and Zip Code)

(760) 295-7208
(Issuer’s telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TSOI	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events – Letter to Shareholders and Interested Parties.

Dear Shareholders and all Interested Parties,

This letter is in response to the social media outpouring – much of it vitriolic and malicious - centered around ownership of certain important patent rights and a phase 3 IND. Therapeutic Solutions International, Inc. (“TSOI”) and its Board of Directors (“Board”) aim, herein, to set the record straight. To wit:

On September 29, 2021, an Inter Parties Review (IPR) was filed with the U.S. Patent and Trial Board between Restem LLC, and Jadi Cell LLC. On September 27, 2022 Dr. Amit Patel was deposed in this matter (see Exhibit Link # 99.1) and on August 26, Dr. Camillo Ricordi had his deposition taken. (see Exhibit Link # 99.12).

The Board has reviewed the transcripts of these two depositions as well as the rest of the filings and the following are the many discrepancies, inaccuracies, and potential perjurious items found therein. Included will be documents and references to prior TSOI SEC filings that directly contradict the deposition testimonies of these gentlemen, but also fly in the face of the libelous vitriol stated by certain anonymous (of course) social media disseminators:

Facts

In Nov-Dec 2020, Jadi Cell LLC (“JADI”), through their sole member, Dr. Amit Patel (“Patel”), approached TSOI through their director, Dr. Thomas Ichim (“Ichim”), about licensing JADI’s JadiCell mesenchymal stem cell (“Jadi Cell”) in the area of COVID-19 lung damage (US Patent 9,803,176 B2 (the “Patent”), and the drug master file (the Drug Master File), and master cell bank one (the “Master Cell Bank”) for all lung indications, including complications from COVID-19. This is a similar licensing arrangement that is for use of the same stem cell for CTE/TBI.

On February 9, 2021, Jadi Cell LLC accepted a $15,000,000 convertible promissory note (“CPN”) (see attached Exhibit # 99.13) for exclusive world-wide patent rights to US Patent 9,803,176 B2 (the “Patent”), and the drug master file (the Drug Master File), and master cell bank one (the “Master Cell Bank One”) for all lung indications, including complications from COVID-19.

During negotiations, Patel stated to Timothy Dixon (“Dixon”), CEO of TSOI, that part of what was being licensed included the Phase 2 Investigational New Drug Application (the “IND;” IND# 19757) that had been applied for as a Phase 3 study by University Miami (“UM”). It was presumed at this time that the IND lead investigator with UM, Dr. Camillo Ricordi (“Ricordi”), was being fully apprised of the status of TSOI and the License that had been granted in February 2021 and the promised IND transfer to TSOI, as well as unfettered access to the Master Cell Bank.

On or about August 18, 2021, a long-time requested meeting occurred involving Ricordi, Patel, Dixon, Ichim and others via Zoom conference call wherein Ricordi expressed surprise and “claimed” this was the first time he was hearing about TSOI and their exclusive world-wide patent license agreement (EPLA) with JADI. Unsurprisingly, Ricordi’s reactions to TSOI’s presence was unnerving for Dixon and Ichim given how long the EPLA was in existence and the parties’ established relationships. Why Dr. Patel and JADI kept TSOI’s existence, if true, from the IND filer and basis of the CPN-Lung and EPLA is a mystery that continues today, but assuredly contributes to Mr. Dixon and TSOI’s unrest and mistrust, as well as mindset for the character of the CPN at issue and all future dealings to date. One such result was Ricordi continually making threats through emails and tweets on multi-media about TSOI’s lack of rights and other caustic slander that further eroded TSOI’s confidence that the deal and consideration had truly been consummated.

After several months of request (initiated by 3rd parties with strong interest in seeing Phase 3 trials succeed), JADI finally agreed to putting the terms of the License granted in the CPN of Feb 2021, and a formal License Agreement was entered into on September 15, 2021, the stated intent being to definitively memorialize the Parties understanding under the License granted by the CPN. At this time, Dr. Ricordi became even more disruptive, if that’s possible. However, UM administrators took charge and SLOWLY kept negotiations for the IND advancing – up until the time JADI elected to demand $15,000,000 cash and denied promising to convert to shares of TSOI stock (on 2/9/2022, the first time JADI ever said they were not going to convert the shares), thus fulfilling Mr. Dixon, TSOI, and its counsel’s anticipation of shenanigans.

The reason the facts above are critical are that, until the IND was transferred to TSOI on 3/24/2022 via an IND Asset Transfer Agreement, as acknowledged by the FDA (see Exhibit 99.17), there is a question whether the 2/9/21 CPN was in full force and effect due to the failure of consideration to be exchanged (although the terms had been agreed to and consistently confirmed by the Parties for nearly the entirety of 2021 and as reflected in TSOI-JADI Settlement and Release Agreement dated 2/23/2022 (the “Settlement Agreement”). Indeed, the terms under the Settlement Agreement suggest the terms continue in force and effect; this ambiguity is the shared opinion of the CEO, the board, and counsel during all relevant times and went into the decision as to what needed to be reported in the financials. While it is true that TSOI moved forward in good faith reliance that JADI would be converting the shares similar to the prior CPN transaction related to CTE/TBI/Brain, it was not foreseen that JADI would not do so and would make a demand for $15,000,000.00 in cash less than ONE WEEK after UM executed an LOI with TSOI agreeing to finally transfer the IND and provide a certain number of expanded cGMP clinical grade JadiCells - this after 4 months of acrimonious negotiation - on 2/4/2022.

Of interest is the fact that on December 1, 2021, legal counsel for JADI sent the following email to UM included as attached exhibit (see attached Exhibit # 99) to purportedly assist in completing the negotiations for the IND transfer:

“Jadi Cell LLC (Jadi) would like to clarify and confirm the following:

Jadi hereby confirms that TSOI has the exclusive right to utilize the patent to commercialize products and services in the treatment of lung disease and to conduct research relating thereto. UofM is not permitted to proceed with phase 3 trials using its existing IND using the Jadi Cell in the absence of TSOI’s approval. The MTA originally granted to UofM does not contemplate a specific field of use, but obviously the MTA does not authorize UofM to proceed with the Phase 3 IND, use Jadi’s master cell bank or commercialize the cell in the lung disease treatment field outside of TSOI’s approval. Pursuant to UofM’s MTA with Jadi, UofM is required to provide Jadi with notice prior to publishing any information relating to the Jadi cell and must obtain Jadi’s consent to use of the Jadi cell in any clinical use, and we ask that such notifications be provided in the future. Jadi will provide all notices and requests received from UofM (for publication or clinical use of the Jadi cell) relating to the lung disease field of use to TSOI for its consideration.

Jadi’s strong preference is that UofM and TSOI reach an agreement regarding the phase 3 trial under UofM’s IND, and we expect both parties to be reasonable in their requests.”

Despite the above, once JADI sent notice of default to UM, all negotiations toward an IND transfer and assignment ended with UM stating they could not enter into any agreement with TSOI “without JADI’s permission.”

Needless to say, this led to correspondence from TSOI counsel that resulted in the Settlement Agreement of 2/23/2022 wherein JADI agreed to convert shares per license agreement that would be modeled upon the 2/9/2021 CPN (not retired since no longer considered applicable other than the terms and definitions of the patent license granted for lung indications) and EPLA of 9/15/2021 defining and describing terms of License pursuant to the CPN-Lung. In TSOI’s counsel’s opinion, the soonest effective date would be the execution of the Settlement Agreement and board resolution for share issuance of 2/23/2022 for purposes of booking the transaction in the financials for TSOI.

After the Settlement Agreement with JADI was completed and conveyed to UM, an IP Transfer Agreement (the IND) was executed between UM and TSOI on 3/24/2022.

The above is intended for the reviewer, shareholders, and demagogues to grasp the chaotic nature of these transactions, as well as the seeming dissonance with the actions and statements of Ricordi and Patel.

Testimony of Amit N. Patel

On September 27, 2022, Dr. Amit Patel was deposed in the matter of Restem LLC vs. Jadi Cell LLC. On Pg. 77 of his transcript, Dr. Patel states he was offered $15 million dollars for JadiCells approximately 2 years ago which would have been approximately August/September of 2020. In Nov-Dec 2020, Jadi, through their sole member, Dr. Amit Patel, approached TSOI through their director, Dr. Thomas Ichim, about licensing JADI’s JadiCell mesenchymal stem cell (“JadiCell”) in the area of COVID-19 lung damage (US Patent 9,803,176 B2 (the “Patent”), and the drug master file (the Drug Master File), and master cell bank one (the “Master Cell Bank One”) for all lung indications, including complications from COVID-19. This is a similar licensing arrangement that is for use of the same stem cell for CTE/TBI.

On pages 78 and 79 the discussion continues with Dr. Patel stating that the offer that preceded TSOIs was “left up in the air due to the IPR. That’s what was stated by the lawyers.” This is not possible as the IPR was not filed by Restem until September 29, 2021. By February 9, 2021, JadiCell LLC accepted a $15,000,000 convertible note (see attached Exhibit # 99.13) for exclusive world-wide patent rights to US Patent 9,803,176 B2 (the “Patent”), and the drug master file (the Drug Master File), and master cell bank one (the “Master Cell Bank One”) for all lung indications, including complications from COVID-19. Furthermore, in the Declaration given by Patel on Page 8 he states “For example, even before it issued, one company that learned of the patent application (that matured into the ‘176 Patent), and the associated technology, offered to purchase Jadi Cell, LLC (“Jadi Cell”) for 15 million dollars. At that time, the only patent or patent application Jadi Cell owned was the aforementioned application that matured into the ‘176 Patent.” (see Exhibit Link # 99.14) It would appear the prior fifteen million dollar offer was more like 5 years ago at minimum since the patent did not issue until 10-31-2017. There is no possible way that the filing of the IPR interfered in us issuing a convertible note for JadiCells as it did not exist at the time and would not exist for another seven months.

Later in same deposition Dr. Patel is asked on page 80 of his transcript how much TSOI paid for Jadi Cells, and Dr. Patel responded, “hundreds of thousands”. This too is incorrect as the convertible note clearly states JadiCell LLC received $15,000,000 worth of TSOI stock at a fixed price of $0.1004 which they have since cleared the stock which was underway at the exact time this deposition was taken.

Testimony of Camillo Ricordi

On August 26, 2022, Dr. Camillo Ricordi was also deposed and beginning on page 13 of his transcript he is asked if he has had any communication with Jadi Cell about his deposition and states the following “No, I didn’t. I didn’t communicate about this procedure or the deposition. I’ve been communicating in the past because this trial has been halted and we had all kind of difficulties moving forward to identify standing sources because when everyone — we had a Phase III trial approval FDA like a year ago or around a year ago and still we have been unable to move forward because when people come close and they see that there is a legal proceeding, they run in the opposite direction. I guess they don’t want to get involved. So practically we had very good results from the — spectacular results from the Phase I/IIA trial and then we obtained permission to move for a Phase III trial multisite and we were stuck and unable to save life and just witness the — COVID-19 to continue to unfold, but we were unable to help patients.”

On March 24, 2022, Office of Technology Transfer, University of Miami, and Therapeutic Solutions International, Inc. entered into an Asset Transfer and License Agreement. The material information relevant to public disclosure is the following: Within ten (10) days of the Effective Date, 1) TSOI shall make an initial payment of two hundred thousand dollars ($200,000) to UM; 2) Within six (6) months of the Effective Date, TSOI shall make a second payment of one million eight hundred thousand dollars ($1,800,000) (at the completion of the primary endpoint of the phase 2b/3 clinical trial specified in the IND or (ii) one (1) year from the Effective Date), and 3) TSOI shall make a final payment of two million dollars ($2,000,000). In turn, upon FDA approval of TSOI as Sponsor, TSOI will replace UM as Sponsor, receive all trial doses, and intends to appoint James Veltmeyer, MD, Chief Medical Officer as Principal Investigator (see Exhibit Link # 99.15).

Then on March 28, 2022, Dr. Ricordi sent a letter to FDA (see attached Exhibit # 99.16) stating that the IND has been transferred to TSOI and that TSOI is the new owner of IND 19757. On March 28, 2022, Dr. Thomas Ichim also sent a letter to US FDA notifying them of the IND transfer as well (see attached Exhibit # 99.17). On April 1, 2022, TSOI received notice from FDA that the IND had officially been transferred (see attached Exhibit # 99.18).

Despite all the above, Dr. Ricordi states that right up to August, 2022, “we have been unable to move forward because when people come close and they see that there is a legal proceeding, they run in the opposite direction.” At no time has this IPR interfered with TSOI moving forward.

On page 15 of his transcript he is asked about affiliations, advisory boards, institutions etc. that he is involved in and he provides a list of people and entities but fails to disclose his own relationship with Restem which includes using Restem’s mesenchymal stem cell in at least 3 patients (see Exhibit Link # 99.19) as well as an article published on Restem’s website (see Exhibit Link # 99.2) and scientific papers (see Exhibit Link # 99.21) he has co-authored with scientists from Restem. Oddly the lawyer representing Restem doesn’t seem to know they have a long-standing working relationship.

TSOI hopes and trusts that the above makes the facts and circumstances regarding this matter much clearer for all readers who wish to seek the truth.

Item 9.01 Financial Statements and Exhibits.

Exhibit Index

(99) Email from W. Michael Black, legal counsel for JadiCell LLC.

(99.1) Patel Deposition Transcript - https://s3-us-west-1.amazonaws.com/ptab-filings%2FIPR2021-01535%2F1087

(99.12) Ricordi Deposition Transcript - https://s3-us-west-1.amazonaws.com/ptab-filings%2FIPR2021-01535%2F1085

(99.13) Convertible Note between TSOI and JadiCell LLC

(99.14) Declaration of Amit N. Patel - https://s3-us-west-1.amazonaws.com/ptab-filings%2FIPR2021-01535%2F2009

(99.15) Asset Transfer and License Agreement - https://www.sec.gov/ix?doc=/Archives/edgar/data/1419051/000149315222008190/form8-ka.htm

(99.16) Letter from Camillo Ricordi to FDA

(99.17) Letter from Thomas Ichim to FDA

(99.18) Letter from FDA to TSOI

(99.19) News article dated May 7, 2020 https://theamericanonews.com/2020/05/07/3-critical-covid-19-patients-received-experimental-stem-cell-treatment-in-miami-it-worked/

(99.2) Restem.com article published at https://restem.com/2020/05/07/3-miami-covid-19-patients-successfully-recovered-with-stem-cell-therapy/

(99.21) Paper co-authored by Camillo Ricordi and Keith March from Restem https://www.ncbi.nlm.nih.gov/pmc/articles/PMC9299515/

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2022

THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Timothy Dixon	By:	/s/ Thomas Ichim
Timothy Dixon		Thomas Ichim
Chief Executive Officer, Director		Director